NGAS Resources, Inc.

FORM OF AMENDMENT TO CHANGE OF CONTROL AGREEMENT

This AMENDMENT TO CHANGE OF CONTROL AGREEMENT (the “Amendment”) is entered into as of December 23, 2010 between NGAS Resources, Inc., a British Columbia corporation formerly named Daugherty Resources, Inc. (the “Company”), and ______________, the ______________ of the Company (the “Executive”).

The parties entered into a Change of Control Agreement dated as of February 25, 2004 (the “Change of Control Agreement”), pursuant to which Executive is entitled to a termination settlement payment in the event that, within five years following any Change of Control, the Executive’s employment with the Company is terminated by the Company other than for Cause or by the Executive for Good Reason or by the death or Disability of Executive (as those terms are defined in the Change of Control Agreement).  The parties desire to amend the Change of Control Agreement as set forth below to ensure documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.     Section 3 of the Change of Control Agreement is hereby amended and restated as follows to provide that Executive’s termination settlement, to the extent it is required to be paid, shall be made in a single lump sum and no longer in periodic installments at the election of Executive:

“3      Settlement Payment.  The termination settlement provided under Section 2 shall be payable by the Company in cash in a single lump sum on the effective date of employment termination, subject to any applicable withholding taxes.  The payment provided herein is intended as a termination settlement and not as salary continuation.”

2.     The following new paragraph is hereby added after Section 10 of the Change of Control Agreement:

“11.   Section 409A.  The intent of the parties is that payments and benefits under this Agreement (including all attachments, exhibits and annexes) comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), to the extent subject thereto.  Accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance with Code Section 409A in all respects.  Notwithstanding anything to the contrary in this Agreement, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, the Executive shall not be considered to have terminated employment with the Company or its subsidiaries for purposes of this Agreement, and no payment shall be due to the Executive under this Agreement, until the Executive would be considered to have incurred a “separation from service” from the Company and its subsidiaries within the meaning of Code Section 409A.  In addition, notwithstanding anything to the contrary in this Agreement, to the extent that any payments to be made upon the Executive’s separation from service would result in the imposition of any individual penalty tax imposed under Code Section 409A, the payment shall instead be made on the first business day after the earlier of (a) the date that is six (6) months following such separation from service and (b) the Executive’s death.”

3.      The Change of Control Agreement, as expressly modified hereby, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

NGAS RESOURCES, INC.

By

EXECUTIVE:

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